Exhibit 99.1h(3)

                            TRANSFER AGENCY AGREEMENT

      TRANSFER AGENCY AGREEMENT (the "Agreement") dated as of December 18, 2006 between TD Asset Management USA Funds Inc., a Maryland corporation, ("the "Company"), on its own behalf and on behalf of its separate series listed on Schedule A to this Agreement (collectively, the "Funds") and BISYS Fund Services Ohio, Inc. ("BISYS").

      WHEREAS, each of the Funds is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Company desires that BISYS perform transfer agency services for the Funds and their classes listed on Schedule A ("Classes"); and

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and BISYS hereby agree as follows:

      1. Services

      (a) BISYS shall perform for the Funds and their Classes the transfer agent services set forth in Schedule B to this Agreement.

      (b) BISYS may, with prior written consent of the Company or a Fund, which consent shall not be unreasonably withheld, conditioned or delayed, to delegate some or all of its obligations under this Agreement to one or more third parties that, after reasonable inquiry, BISYS deems to be competent to assume such obligation. BISYS shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties.

      2. Fees

      The Funds shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C to this Agreement.

      3. Reimbursement of Expenses and Miscellaneous Service Fees

      (a) In addition to paying BISYS the fees set forth in Schedule C, the Funds shall reimburse BISYS for BISYS' reasonable out-of-pocket expenses incurred in providing services under this Agreement, including without limitation, the following:

            (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Funds and in delivering all materials to shareholders;

            (ii) All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to materials for meetings of each of the Funds' Board of Directors (the "Board");

            (iii) All direct telephone,  telephone  transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Funds, the Funds' investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided under this Agreement;

            (iv)  Sales taxes;

            (v) The cost of microfilm or microfiche or other electronic retention of records or other materials;

            (vi)  Courier (delivery expenses);

            (vii) Check and payment processing fees;

           (viii) Records retention / storage fees;

            (ix)  Fulfillment;

            (x)   MA custody and other related fees;

            (xi)  NSCC  and  related  costs;

            (xii) Costs of statements and confirmations;

           (xiii) Costs of tax forms;

            (xiv) Costs of all other shareholder correspondence;

            (xv)  Post office boxes; and

            (xvi) Any expenses BISYS shall incur at the written  direction of an officer of the Company or the Funds; provided, however, that such officer is not an officer or employee of BISYS or its affiliates.

      (b) In addition, BISYS shall be entitled to receive the following fees:

            (i) A fee for managing and overseeing the report, print and mail functions performed by BISYS' third-party vendors, not to exceed


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

                  $.04 per page for statements and $.03 per page for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at BISYS' then-current rate; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided under this Agreement;

            (ii) System development fees, billed at BISYS' then-current rate, and all systems-related expenses, billed at BISYS' then-current rate, associated with the provision of special reports and services;

            (iii) Fees for  development of custom  interfaces,  billed at BISYS'
                  then-current rate;

            (iv)  Ad hoc reporting fees billed at BISYS' then-current rate;

            (v) Interactive Voice Response System fees charged according to BISYS' then current rates, and applicable to level of service (e.g., basic, transaction, premium) selected;

            (vi)  Expenses associated with the tracking of "as-of" trades;

            (vii) Fees and Expenses associated with providing the "AML Services"
                  as defined in Section 22 of this Agreement, and set forth in Schedule B; and

           (viii) In the event that BISYS is requested or authorized by the Company or the Funds or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by BISYS to the Funds, the Funds will, so long as BISYS is not the subject of the investigation or proceeding in which the information is sought, pay BISYS for its professional time (at its standard billing rates) and reimburse BISYS for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

                  All rights of compensation under this Agreement for services performed and for expense reimbursement and for payment of miscellaneous fees and charges shall survive the termination of this Agreement.

      4. Effective Date


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

      This Agreement shall commence and become effective upon the conversion of the Funds which is anticipated to occur on or before [December 18, 2006] (the "Effective Date").

      5. Term

      (a) This Agreement shall continue in effect for an initial term of three years from the Effective Date (the "Initial Term"). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed for successive one year periods ("Rollover Periods") so long as neither party has given written notice of nonrenewal at least ninety (90) days in advance of the end of the then current term, and provided that such renewal is specifically approved at least annually (i) by the Fund's Board or (ii) by a vote of a majority (as defined in the 1940 Act) of the Shares of the relevant Fund, provided that in either event its renewal also is approved by a majority of the Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement and who have no direct or indirect financial interest in this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable by the Company with respect to any Fund or class thereof, but subject to the provisions of Subsection (d) below, on not less than ninety (90) days' advance written notice to BISYS. This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940 Act). This Agreement may be terminated for "cause," as defined below, upon the provision of at least ninety (90) days advance written notice by the party alleging cause.

      (b) For purposes of this Section 5, "cause" shall mean (i) a material breach of this Agreement that has not been remedied within 30 days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

      (c) Notwithstanding the foregoing termination provisions, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Company or the Funds, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and outof-pocket expenses incurred by BISYS but unpaid by the Funds upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Funds shall pay to BISYS, in addition to the fees and expenses provided in Sections 2 and 3 of this Agreement, the amount of all of BISYS' reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company, the Funds, its investment adviser and/or other


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

parties of the Funds' property, records, instruments and documents, such amount to be paid on or before the date of such termination.

      (d) If, for any reason during the Initial Term other than (i) non-renewal,
(ii) mutual agreement of the parties, (iii) "cause," or (iv) "assignment," the Company terminates this Agreement, or BISYS is replaced as service provider to the Funds, then the Funds shall make a one-time cash payment to BISYS, in consideration of the fee structure and services to be provided under this Agreement, equal to: (i) if such triggering event occurs during the first year of the term of this Agreement, an amount equal to $25,000.000, (ii) if such triggering event occurs during the second year of the term of this Agreement, an amount equal to $17,500.00, or (iii) if such triggering event occurs during the third year of the term of this Agreement, an amount equal to $10,000.00.

      (e)In the event that any Fund is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by BISYS pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable.

      (f)If one of the events described above is partial (e.g., a termination of BISYS as provider of some but not all of the services set forth in this Agreement, or a liquidation of some but not all of the Funds), the liquidated damages amount payable by the Funds shall be appropriately adjusted on a pro rata basis.

      (g) Any liquidated damages amount payable to BISYS shall be paid by the Funds on or before the date of the event that triggers the payment obligation.

      (h) The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      6. Standard of Care; Force Majeure; Limitation of Liability

      (a) BISYS shall provide its services as transfer agent in accordance with the applicable provisions of Section 17A of the Securities Exchange Act of 1934 ("Exchange Act"). In providing services under this Agreement, BISYS shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Company or the Funds for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against BISYS under this Agreement.

      (b) Notwithstanding any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond BISYS' control. Events beyond BISYS' control include, without limitation, force majeure events, such as natural


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

disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

      (c) BISYS shall provide the Company, at such times as the Company may reasonably request, copies of reports rendered by independent auditors on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

      (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      7. Legal Advice

      BISYS may notify the Company or the Funds if BISYS reasonably determines that it is in need of the advice of counsel to the Company or the Funds with regard to BISYS' responsibilities and duties pursuant to this Agreement. BISYS may rely upon the advice of counsel to the Company or the Funds; however, this Agreement shall not obligate counsel to the Company or the Funds to render such advice. After so notifying the Company or the Funds, if BISYS does not obtain the advice of counsel to the Company within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at its own expense. BISYS shall in no event be liable to the Company or any Fund, or any shareholder or beneficial owner of the Funds for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

      8. Instructions/Certain Procedures, etc.

      (a) BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Company or the Funds until receipt of actual notice thereof from the Company or the Funds.

      (b) Subject to Section 22(b) of this Agreement, whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other


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

instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or such Fund or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or such Fund or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

      (c) As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Funds, to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company or the Funds.

      (d) The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Funds (other than an officer or employee of BISYS or its affiliates) does not conflict with or violate any requirements of the Funds' Charter, ByLaws or then-current Prospectus.

      (e) The Funds acknowledge receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Company upon request. BISYS may apply the BISYS As-of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Funds and furnished to BISYS by the Funds.

      (f) The Company and the Funds acknowledge and agree that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company or the Funds (other than an officer or employee of BISYS or its affiliates) requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program (as defined in Section 15 of this Agreement), BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company or the Funds (other than an officer or employee of BISYS or its affiliates) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of a Fund's AML Program shall also be authorized by such Fund's AML Compliance Officer (as defined in Section 22 of this Agreement). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Company or the Fund that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Company or to the Funds resulting from the Exception, and the Company and the Funds, jointly and severally, shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

      9. Indemnification

      (a) Each Fund, severally and not jointly, shall indemnify and hold harmless BISYS and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, "Losses") resulting directly and proximately from BISYS' performance of services under this Agreement with respect to that Fund or based, if applicable, upon BISYS' reasonable reliance on information, records, instructions or requests pertaining to services hereunder with respect to that Fund, that are given or made to BISYS by the Fund, its investment adviser, or other authorized agents of the Fund; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by BISYS of its obligations and duties under this Agreement.

      (b) BISYS shall indemnify, defend, and hold the Funds, and their directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that this indemnification shall not apply to actions or omissions of the Company or the Funds involving bad faith, willful misfeasance, negligence or reckless disregard by the Company or the Funds of their obligations and duties.

      (c) In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

      (d) The indemnifying party shall be entitled to participate in, at its own expense or, if it so elects, to assume, the defense of any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the


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

defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

      (e) This Section 9 is subject to the provisions of Section 6 of this Agreement.

      10. Record Retention and Confidentiality

      BISYS shall keep and maintain on behalf of the Funds all books and records which the Funds or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31 a-1 and 31 a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided under this Agreement. BISYS further agrees that all such books and records shall be the property of the Company and the Funds and to make such books and records available for inspection by the Company, the Funds or by the Commission at reasonable times. BISYS shall otherwise keep confidential all books and records relating to the Funds and their shareholders, except when (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Funds or the dealer of record as to such account. BISYS shall provide the Funds with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 10 are subject to the provisions of Section 22 of this Agreement.

      11. Reports

      BISYS shall furnish to the Company and to the Funds' properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company or the Funds in writing, such reports at such times as are prescribed in Schedule D to this Agreement, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. the Company agrees to examine each such report or copy within 20 days and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within 20 days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company, the Funds and any other recipient, and


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

BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

      12. Rights of Ownership

      All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Funds and all such other records and data shall be furnished to the Company or the Funds in appropriate form as soon as practicable after termination of this Agreement for any reason.

      13. Return of Records

      BISYS may at its option at any time, and shall promptly upon the Company or the Funds' demand, at the Funds' expense, turn over to the Funds and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company or the Funds, such documents and records shall be retained by BISYS for six years from the year of creation, at the expense of the Funds. At the end of such six-year period, such records and documents shall be turned over to the Company or the Funds unless the Company or the Funds authorizes in writing the destruction of such records and documents.

      14. Bank Accounts

      BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Funds with such bank or banks as are selected or approved by the Funds, as may be necessary or appropriate from time to time in connection with the services required to be performed under this Agreement. The Funds shall be deemed to be the customer of such bank or banks for all purposes in connection with such accounts. To the extent that the performance of such services under this Agreement shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes under this Agreement, the Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

      15. Representations and Warranties of the Company

      (a) The Company represents and warrants to BISYS that: (i) each of the Funds is registered with the Commission as an open-end management investment company under the 1940 Act; (ii) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has a limited number of authorized shares as set forth in Schedule A ; (iii) by virtue of its Charter, shares of each Fund which are redeemed by the Funds may be sold by the Funds from its treasury; (iv) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(v) it has all necessary authorizations, licenses and permits to carry out its business as currently conducted; (vi) it is in compliance in all material respects with all laws and regulations applicable to its business and operations; (vii) this Agreement has been disclosed to and approved by the Board with respect to each Fund, and that the Company has provided all such information to the Board with respect to each Fund as may be appropriate (or has been requested by the Board) in connection with the review and approval by the Board of this Agreement and the arrangements contemplated under this Agreement, including amounts expended under this Agreement; and (viii) BISYS either has been, or will be, given a copy of the resolutions evidencing such approvals of this Agreement.

      (b)Each of the Funds has entered into a confidentiality agreement, in accordance with U.S. Department of the Treasury, Financial Crimes Enforcement Network ("FinCEN") release FIN-2006-G013, dated October 4, 2006, with the Funds' investment adviser, and the Funds have authorized BISYS, acting in its capacity as transfer agent, to provide the Company, the investment adviser with information related to shareholder Suspicious Activity Reports, upon request.

      (c) The Company also represents and warrants to BISYS that: (i) each Fund has adopted a written anti-money laundering program that has been submitted to BISYS pursuant to Section 18 of this Agreement (the "AML Program"), and has appointed an officer of the Funds as the Funds' anti-money laundering compliance officer ("AML Compliance Officer"); (ii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board; and (iii) the delegation of certain services under this Agreement to BISYS, as provided in
Section 22 of this  Agreement,  has been approved by the Board of each Fund; and
(iv) the Company will submit any material amendments to the AML Program to BISYS for BISYS' review and consent before adoption in accordance with Section 20 of this Agreement.

      16. Representations and Warranties of BISYS

      (a) BISYS represents and warrants to the Company that: (i) BISYS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Exchange Act, required in connection with the performance of its duties under this Agreement; (ii) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Funds and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations under this Agreement are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations under this Agreement; (iii) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; (iv) it has all necessary authorization, licenses and permits to carry out its business as currently conducted; (v) its compliance policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act are reasonably designed to prevent violations of the federal securities laws; and (vi) it is in compliance in all material respects with all laws and regulations applicable to its business and operations.

      (b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

      17. Insurance

      BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities under this Agreement. Upon the request of the Company or the Funds, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

      18. Information to be Furnished by the Company

      The Company has furnished to BISYS, or will furnish upon request, the following, as amended and current as of the effective date of this Agreement:

      (a) A copy of the Charter of the Funds and of any amendments thereto, certified by the proper official of the state in which such Charter has been filed.

      (b) A copy of the Funds' Bylaws and any amendments thereto;

      (c) Certified copies of resolutions of the Board covering the following matters:

            (i) Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company and the Funds to instruct BISYS under this Agreement; and

            (ii)  Authorization of BISYS to act as Transfer Agent for the Funds.

      (d) A list of all officers of the Company and the Funds, with each Fund's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Funds or the Company or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

      (e)Two copies of the following (if such documents are employed by the Funds):

            (i)   Prospectus  and  Statement  of  Additional  Information;

            (ii)  Distribution Agreement; and

            (iii) All other  forms  commonly  used by a Fund or its  Distributor with regard to their relationships and transactions with shareholders of the Funds.

      (f) A certificate as to shares of common stock of the Funds authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Funds for all shares outstanding, such statement to be certified by the Treasurer of the Funds.

      (g) A copy of the Fund's written AML Program, including related Policies and Procedures.

      19. Information to be Furnished by BISYS

      BISYS has furnished to the Company, or will furnish upon request, evidence of the following:

      (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement.

      (b) Authorization of BISYS to act as Transfer Agent for the Funds.

      (c) The current BISYS "As-of Trading Policy."

      (d) The written program concerning anti-money laundering services rendered by BISYS to its various clients.

      20. Amendments to Documents

      The Company will provide BISYS with advance notice of any material amendments to the items set forth in Section 18 of this Agreement. BISYS will not be responsible for changing or conforming its services to any such amendments until BISYS has reviewed and accepted responsibility for the relevant changes in services. BISYS will consider such changes in good faith. In the event that any such amendment, or change in laws applicable to the Funds would require BISYS to make specific changes to its service model, BISYS will use reasonable good faith efforts to inform the Company of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service.

      21. Reliance on Amendments

      BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company and the Funds pursuant to Sections 17 and 20 of this Agreement and, subject to the provisions of Section 6 of this Agreement, each Fund hereby, severally and not jointly, agrees to indemnify and hold harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes in respect of such Fund. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 of this Agreement, in the event the same relate to services provided by BISYS under this Agreement, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Company first obtains BISYS' written consent to and approval of such amendments or changes.

      22. Compliance with Laws

      (a) Except for the obligations of BISYS set forth in Section 10 of this Agreement, the Company and the Funds assume full responsibility for the preparation, contents, and distribution of each prospectus of each of the Funds as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Funds' shares. The Funds represent and warrant that all shares of the Funds that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

      (b) The Company and the Funds acknowledge that each Fund is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted under this Agreement ( collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

      (c) The Company hereby delegates to BISYS the performance, on behalf of the Funds, of the anti-money laundering services set forth under Item 6 of Schedule B

(the "AML Services") as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below, and omnibus accounts, to the extent provided below). BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the AML Program and the requirement that the Funds employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS' obligations under this delegation shall be subject to Sections 20 and 21 of this Agreement, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

      (d) The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company and the Funds maintain full responsibility for ensuring that the AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Funds, taking into account factors such as their size, location, activities and risks or vulnerabilities to money laundering.

      (e) In connection with the foregoing delegation, the Company also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Funds and their shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and in consultation with the Company or the Funds shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company and the Funds instruct BISYS that it may avail the Funds of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report under this Agreement.

      (f) As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

      23. Disaster Recovery

      BISYS shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for periodic backup of computer files and data with respect to a Fund and emergency use of electronic data processing equipment.

In the event of equipment failures, BISYS shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions caused by equipment failure, provided such loss or interruption is not caused by BISYS' own willful malfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement and provided further that BISYS has complied with the Provisions of this Section 23.

      24. Notices

      Any notice provided under this Agreement shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 24:

      If to the Company:

          TD Asset Management USA Funds, Inc.
          c/o TD Asset Management USA, Inc.
          31 W. 52nd Street, 21St Floor
          New York, NY 10019
          Attn: General Counsel

      If to BISYS:

          BISYS Fund Services Ohio, Inc.
          3435 Stelzer Road
          Columbus, OH 43219
          Attn: President

        with a copy to:

          The BISYS Group, Inc.
          105 Eisenhower Parkway
          Roseland, NJ 07068
          Attn: General Counsel

      25. Assignment.

      This Agreement and the rights and duties under this Agreement shall not be assignable by either of the parties to this Agreement except with the written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Section 25 shall not limit or in any way affect BISYS' right to appoint third parties pursuant to Section 1 of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

      26. Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York's conflicts of laws principles, and the applicable provisions of the 1940 Act. To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the applicable provisions of 1940 Act shall control.

      27. Activities of BISYS

      The services of BISYS rendered to the Funds under this Agreement are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that trustees, directors, officers, employees and Shareholders of the Funds are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Funds, and that BISYS may be or become interested in the Funds as a shareholder or otherwise.

      28. Privacy

      Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of the Company or the Funds to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS, except at the direction of the Company or the Funds or as required or permitted by law (including applicable anti-money laundering laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. The Company represents to BISYS that, to the extent applicable, each of the Funds has adopted a statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

      29. Access to be Provided

      BISYS shall grant reasonable access to each of the Funds, the AML Compliance Officer, and regulators having jurisdiction over the Funds, to the books and records maintained by BISYS as the same relates to the services performed under this Agreement on behalf of the Funds. Records may be edited or redacted to maintain confidentiality of materials related to other clients of BISYS. BISYS shall make its relevant personnel available to meet with the Board concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

      30. Miscellaneous

      (a) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties to this Agreement as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

      (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties to this Agreement.

      (e) The provisions of Sections 5, 6(d), 9, 10, 12, 13, 28 and this 30 shall survive the termination of this Agreement.

      (f) This Agreement shall be construed to be made by the Company as a separate Agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

                              *    *    *    *    *

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed all as of the day and year first above written.

                                      TD ASSET MANAGEMENT USA FUNDS,
                                      INC.

                                      By: /s/ Michele R. Teichner
                                         ---------------------------------------
                                      Name: Michele R. Teichner
                                      Title: Vice President


                                      BISYS FUND SERVICES OHIO, INC.

                                      By: /s/ Dana Donahue
                                         ---------------------------------------
                                      Name: Dana Donahue
                                      Title: EVP

                                   SCHEDULE A
                                      FUNDS

   FUNDS                                                AUTHORIZED SHARES
   TDAM Institutional Money Market Fund
               Institutional Service Class              2,000,000,000
               Institutional Class                      3,000,000,000
   TDAM U.S. Government Fund
               Institutional Service Class              2,000,000,000
               Institutional Class                      2,000,000,000
   TDAM Short Term Investment Fund                      3,000,000,000
   TDAM Short Term Bond Fund                            5,000,000,000

                                   SCHEDULE B
                                    SERVICES

1.    Shareholder Transactions

            (a)   Process shareholder purchase and redemption orders.

            (b)   Set  up  account  information,   including  address,  dividend
                  option, taxpayer identification numbers and wire instructions.

            (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

            (d)   Issue periodic statements for shareholders.

            (e)   Process transfers and exchanges.

            (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.    Shareholder Information Services

            (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

            (b) Produce detailed history of transactions through duplicate or special order statements upon request.

            (c)   Provide mailing labels for distribution of financial  reports,
                  prospectuses,   proxy  statements  or  marketing  material  to
                  current shareholders, upon request.

            (d) Provide toll-free telephone line and respond to shareholder requests for Prospectuses.

3.    Compliance Reporting

            (a) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the states in which the Fund is registered.

            (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

            (c)   Issue tax withholding reports to the Internal Revenue Service.

4.    Dealer/Load Processing (if applicable)

            (a) Where appropriate information is available, provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

            (b) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

            (c) Provide for payment of commission on direct shareholder purchases in a load fund.

            (d)   Calculate redemption fees, as appropriate.

            (e) To the extent applicable, calculate fees due under shareholder servicing agreements.

5.    Shareholder Account Maintenance

            (a) Maintain all shareholder records for each account in the Funds.

            (b)   Issue  customer  statements  on  scheduled  cycle,   providing
                  duplicate second and third party copies if required.

            (c)   Record shareholder account information changes.

            (d)   Maintain account documentation files for each shareholder.

6.    Blue Sky

            (a) generate and maintain reports of Fund sales, and transmit to the Fund's blue sky administrator, in standard file format.

            (b)   provide  to  each  Fund   standard   escheatment   reports  as
                  reasonably requested by a Fund with respect to the status of the Fund's accounts and outstanding checks.

7.    Anti-Money Laundering Services

            (a)   Where   appropriate  and  information  is  available,   verify
                  shareholder identity upon opening new accounts.

            (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the AML Program

            (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the AML Program

            (d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

            (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the AML Program and make the same available for inspection by (i) the Fund's AML Compliance Officer, (ii) any auditor of the AML Program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the AML Compliance Officer.

                                   SCHEDULE C
                                      FEES

The Company shall pay BISYS on the first business day of each month, or as otherwise set forth below, fees for transfer agency services, determined at the annual rates set forth below.

ANNUAL ACCOUNT BASED FEES

The following per-account fees, applied per year to each shareholder account (open or closed) on BISYS' transfer agency system:

       Per Non-Networked Accounts                       $20.00
       Per Open Networked Accounts                      $15.00
       Per Closed Accounts                              $2.00

For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, or open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

The account-based fees above are subject to a minimum per Fund of $25,000 per annum. An additional class fee of $10,000 per class per year, applicable to each additional class of shares over the second class of shares per Fund.

ANNUAL BASIS POINT FEE:

In addition, BISYS shall be paid .01% of the aggregate net assets in the fund complex in all non-networked ("direct") institutional accounts.

AML COSTS:

    Early Warning annual fee                    $575.00

    Early Warning per record cost               $0.22

    for new account* registration review - does not apply to Network Level III accounts

    Equifax - per request cost                  $5.00

*Changes  to  account   registration   information   or  other   account-related
information may result in characterizing the account as a "new account" for these purposes.

Annual Fee Adiustment

Commencing on the two-year anniversary of the Effective Date, BISYS may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published, and (b) 10%.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of this Agreement.

                                   SCHEDULE D
                                     REPORTS

1.    Daily Shareholder Activity Journal

2.    Daily Fund Activity Summary Report

            (a)   Beginning Balance

            (b)   Transactions

            (c)   Shareholder Transactions

            (d)   Reinvested Dividends

            (e)   Exchanges

            (f)   Adjustments

            (g)   Ending Balance

3.    Daily Wire and Check Registers

4.    Monthly Dealer Processing Reports

5.    Monthly Dividend Reports

6. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

7. Such special reports and additional information that the parties may agree upon, from time to time.

In addition to the forgoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS under this Agreement during such quarterly period:

o     performed good order review for all new and reregistered accounts;

o     performed acceptance review for all monetary instruments received;

o administered signature guarantee policy in accordance with prospectus requirements;

o     administered   escrow   hold   policy  in   accordance   with   prospectus
      requirements;

o     verified customer address changes;

o verified customer identification for all new accounts and all name changes on existing accounts;

o monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of Form 8300 reports during the period. The Fund does not accept cash or currency;

o monitored all accounts for suspicious activity resulting in the filing of Form SAR reports during the period;

o reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of accounts during the period;

o reviewed shareholder names in compliance with FinCEN 314(a) requests, resulting in the reporting of accounts during the period;

o created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

o maintained all records and other documentation related to shareholder accounts and transactions required to e prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services.


The following will be provided in such report if a Fund falls under the related USA PATRIOT Act provisions:

o performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

o performed required due diligence on any new correspondent accounts opened during the period.